                                                              Exhibit (c)(1)


                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 APRIL 26, 1999

                                      AMONG

                             HILITE INDUSTRIES, INC.

                              HILITE HOLDINGS, LLC

                                       AND

                              HILITE MERGECO, INC.


                               TABLE OF CONTENTS(1)

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01.  The Offer.....................................................2
SECTION 1.02.  Company Action................................................3
SECTION 1.03.  Directors.....................................................4

                                   ARTICLE II

                             STOCK PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of Shares...................................5
SECTION 2.02.  Purchase Price................................................5
SECTION 2.03.  Closing.......................................................5
SECTION 2.04.  Closing Deliveries by the Company.............................5
SECTION 2.05.  Closing Deliveries by Buyer...................................6

                                   ARTICLE III

                                   THE MERGER

SECTION 3.01.  The Merger....................................................6
SECTION 3.02.  Conversion of Shares..........................................7
SECTION 3.03.  Surrender and Payment.........................................7
SECTION 3.04.  Dissenting Shares.............................................9
SECTION 3.05.  Stock Options.................................................9
SECTION 3.06.  Merger Without Meeting of Stockholders.......................10
SECTION 3.07.  Closing......................................................10
SECTION 3.08.  Certificate of Incorporation.................................10
SECTION 3.09.  By-Laws......................................................10
SECTION 3.10.  Directors and Officers.......................................10
SECTION 3.11.  Effects of the Merger........................................11

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power................................11
SECTION 4.02.  Corporate Authorization......................................11
SECTION 4.03.  Governmental Authorization...................................12
SECTION 4.04.  Non-Contravention............................................12
SECTION 4.05.  Capitalization...............................................12
SECTION 4.06.  Subsidiaries.................................................13
SECTION 4.07.  Investments..................................................14
SECTION 4.08.  SEC Filings..................................................14
SECTION 4.09.  Financial Statements.........................................14
SECTION 4.10.  Disclosure Documents.........................................15
SECTION 4.11.  Absence of Certain Changes...................................15
SECTION 4.12.  No Undisclosed Material Liabilities..........................17
SECTION 4.13.  Litigation; Permits..........................................17
SECTION 4.14.  Taxes........................................................18
SECTION 4.15.  Employee Matters.............................................19
SECTION 4.16.  Labor Matters................................................22
SECTION 4.17.  Compliance with Laws.........................................22
SECTION 4.18.  Finders' Fees................................................22
SECTION 4.19.  Environmental Matters........................................23
SECTION 4.20.  Property.....................................................24
SECTION 4.21.  Insurance....................................................25
SECTION 4.22.  Patents and Trademarks.......................................25






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(1) The Table of Contents is not a part of this Agreement.

                                TABLE OF CONTENTS





SECTION 4.23.  Material Contracts...........................................26
SECTION 4.24.  Shareholder Rights Agreement.................................26
SECTION 4.25.  Voting Requirements..........................................26
SECTION 4.26.  Opinion of Financial Advisor.................................26
SECTION 4.27.  Year 2000 Issues.............................................27
SECTION 4.28.  Transaction Fees.............................................27
SECTION 4.29.  Insider Interests............................................27
SECTION 4.30.  Full Disclosure..............................................27



                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

SECTION 5.01.  Corporate Existence and Power................................28
SECTION 5.02.  Corporate Authorization......................................28
SECTION 5.03.  Governmental Authorization...................................28
SECTION 5.04.  Non-Contravention............................................28
SECTION 5.05.  Disclosure Documents.........................................28
SECTION 5.06.  Finders' Fees................................................29
SECTION 5.07.  Financing....................................................29
SECTION 5.08.  Share Ownership..............................................29
SECTION 5.09.  Merger Subsidiary's Operations...............................29
SECTION 5.10.  Due Diligence................................................29

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company.......................................30
SECTION 6.02.  Stockholder Meeting; Proxy Material..........................30
SECTION 6.03.  Access to Information........................................31
SECTION 6.04.  Other Offers.................................................31
SECTION 6.05.  Notices of Certain Events....................................33

                                   ARTICLE VII

                               COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary.............................34
SECTION 7.02.  Voting of Shares.............................................34
SECTION 7.03.  Director and Officer Liability...............................34
SECTION 7.04.  Merger Subsidiary Subscription Agreements....................36

                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                 AND THE COMPANY

SECTION 8.01.  Best Efforts.................................................36
SECTION 8.02.  Certain Filings..............................................37
SECTION 8.03.  Public Announcements.........................................37
SECTION 8.04.  Conveyance Taxes.............................................37
SECTION 8.05.  Further Assurances...........................................37
SECTION 8.06.  Employee Matters.............................................38
SECTION 8.07.  Certain Litigation...........................................38
SECTION 8.08.  Recapitalization.............................................39
SECTION 8.09.  Stop Transfer Order..........................................39

                                   ARTICLE IX

                 CONDITIONS TO THE STOCK PURCHASE AND THE MERGER

SECTION 9.01.   Conditions to the Stock Purchase............................39
SECTION 9.02.  Conditions to the Merger.....................................40



                                    ARTICLE X

                                   TERMINATION

SECTION 10.01.  Termination.................................................41


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

                                TABLE OF CONTENTS

SECTION 10.02.  Effect of Termination.......................................43

                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.01.  Notices.....................................................43
SECTION 11.02.  Survival of Representations and Warranties..................44
SECTION 11.03.  Amendments; No Waivers......................................44
SECTION 11.04.  Expenses....................................................45
SECTION 11.05.  Successors and Assigns......................................47
SECTION 11.06.  Governing Law...............................................48
SECTION 11.07.  Severability................................................48
SECTION 11.08.  Third Party Beneficiaries...................................48
SECTION 11.09.  Entire Agreement............................................48
SECTION 11.10.  Counterparts; Effectiveness.................................48
SECTION 11.11.  Jurisdiction................................................48
SECTION 11.12.  Knowledge...................................................49

                                TABLE OF CONTENTS


Company Disclosure Letter

Section 4.01:         Licenses
Section 4.03:         Governmental Authorization
Section 4.04:         Non-Contravention
Section 4.05:         Stock Options
Section 4.06:         Subsidiaries
Section 4.07:         Investments
Section 4.11:         Absence of Certain Changes
Section 4.12:         Material Liabilities
Section 4.13:         Litigation, Permits
Section 4.15:         Employee Matters
Section 4.16:         Labor Matters
Section 4.17:         Compliance with Laws
Section 4.19:         Environmental Matters
Section 4.20:         Property
Section 4.21:         Insurance
Section 4.22:         Patents and Trademarks
Section 4.23:         Material Contracts
Section 4.28:         Transaction Fees
Section 4.29:         Insider Interests
Section 5.10:         Data Room Index
Section 7.03:         Director and Officer Liability
Section 8.06:         Employee Bonuses

Exhibit A -- Confidentiality Agreement

                                   DEFINITIONS

         The following terms which may appear in more than one Section of this Agreement are defined in the following Sections:


TERMS                                            SECTION OR OTHER LOCATION
-----                                            -------------------------
Advisor                                          Section 1.02 (a)
Agreement                                        Preamble
Balance Sheet                                    Section 4.09
Balance Sheet Date                               Section 4.09
Benefit Arrangement                              Section 4.15 (A)
Business Day                                     Section 1.01
Buyer                                            Preamble
Buyer Shares                                     Section 2.01 (a)
By-Laws                                          Section 1.02 (a)
CBA                                              Section 4.16
Certificate of Incorporation                     Section 1.02 (a)
Code                                             Section 4.14 (a)
Company                                          Preamble
Company 10-K                                     Section 4.06 (a)
Company 10-Qs                                    Section 4.08 (a)
Company Acquisition Agreement                    Section 6.04
Company Designees                                Section 1.03 (a)
Company Disclosure Documents                     Section 4.10 (a)
Company Disclosure Letter                        Section 4.01
Company Notice                                   Section 6.04
Company Permits                                  Section 4.13
Company Proxy Statement                          Section 6.02
Company Securities                               Section 4.05
Company SEC Documents                            Section 4.08 (a)
Company Stockholder Meeting                      Section 6.02
Competing Proposal                               Section 11.04(b)(i)(B)(3)
Competing Proposal Agreement                     Section 11.04(b)(i)(B)(4)
Confidentiality Agreement                        Section 6.03
DGCL                                             Preamble
Depositary                                       Section 3.03 (a)
Effective Time                                   Section 3.01 (b)
Employee Agreement                               Section 4.15 (B)
Employee Plan                                    Section 4.15 (C)
Environmental Law                                Section 4.19 (b)
Environmental Permits                            Section 4.19 (b)
ERISA                                            Section 4.15 (D)
ERISA Affiliate                                  Section 4.15 (E)
Exchange Act                                     Section 1.01
Expenses                                         Section 11.04(b)(ii)
Expiration Date                                  Section 1.01
Fiduciary Duties                                 Section 1.02 (c)
Financing                                        Section 5.07
GAAP                                             Section 4.09
Governmental Entity                              Section 4.03
HSR Act                                          Section 4.03
HSR Authority                                    Section 8.01

Indemnified Parties                              Section 7.03
Leases                                           Section 4.20 (c)
Licenses                                         Section 4.01
Lien                                             Section 4.04
Loan Agreement                                   Section 4.06 (b)
Material Adverse Effect                          Section 4.01
Material Contracts                               Section 4.23 (a)
Material Patents and Trademarks                  Section 4.22 (a)
Merger                                           Section 3.01 (a)
Merger Closing                                   Section 2.07
Merger Closing Date                              Section 2.07
Merger Consideration                             Section 3.02 (a)
Merger Subsidiary                                Preamble
Minimum Condition                                Section 1.01 (a)
Multiemployer Plan                               Section 4.15 (F)
Offer                                            Preamble
Offer Completion Date                            Section 6.04
Offer Documents                                  Section 1.01 (b)
Offer Price                                      Section 1.01 (a)
Offer to Purchase                                Section 1.01 (b)
Option                                           Section 2.05 (a)
Option Consideration                             Section 2.05 (a)
Outside Termination Date                         Section 10.01 (ii)
PBGC                                             Section 4.15 (d)
Person                                           Section 2.03 (c)
Pre-Closing Tax Period                           Section 4.14 (b)
Purchase Price                                   Section 2.02
Real Property                                    Section 4.20 (b)
Retained Employees                               Section 8.06 (a)
Returns                                          Section 4.14 (a)
Schedule 13E-3                                   Section 1.01 (b)
Schedule 13E-4                                   Section 1.01 (b)
SEC                                              Section 1.01 (b)
Secretary                                        Section 3.01 (b)
Share(s)                                         Preamble
Stockholder Agreement                            Preamble
Stock Purchase Closing                           Section 2.03
Stock Purchase Closing Date                      Section 2.03
Subsidiary                                       Section 4.06 (a)
Subsidiary Agreement                             Section 4.06 (b)
Subsidiary Securities                            Section 4.06 (b)
Superior Proposal                                Section 6.04
Surviving Corporation                            Section 3.01 (a)
Takeover Proposal                                Section 6.04
Takeover Proposal Event                          Section 11.04(b)(i)(C)(3)
Tax Asset                                        Section 4.14 (a)
Taxes                                            Section 4.14 (b)
Termination Fee                                  Section 11.04
Title IV Plan                                    Section 4.15 (G)
Transactions                                     Section 1.01 (b)
Transaction Fees                                 Section 4.28
Trigger Event                                    Section 11.04 (b)
UST's                                            Section 4.19 (a) (iii)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated as of April 26, 1999 (this "AGREEMENT") among HILITE INDUSTRIES, INC., a Delaware corporation (the "COMPANY"), HILITE HOLDINGS, LLC, a Delaware limited liability company ("BUYER"), and HILITE MERGECO, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").

                  WHEREAS, the Boards of Managers or Directors, as the case may be, of Buyer, Merger Subsidiary and the Company have each determined that it is in the best interests of their respective members or stockholders for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance of such acquisition, it is proposed that the Company shall make a cash tender offer (the "OFFER") to acquire all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (referred to collectively as the "SHARES" and individually as a "SHARE"), for $14.25 per Share net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

                  WHEREAS, in furtherance of such acquisition, Buyer, Merger Subsidiary and certain significant stockholders of the Company have entered into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT") pursuant to which such Stockholders agree, among other things, to tender pursuant to the Offer all of their Shares, except for certain Shares to be retained by such stockholders in accordance with the Stockholders Agreement; and

                  WHEREAS, the Board of Directors of the Company has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                  WHEREAS, also in furtherance of such acquisition, the respective Boards of Managers or Directors, as the case may be, of Buyer and the Company has each approved the purchase by Buyer and the sale by the Company (the "Stock Purchase") of 1,681,414 Shares for the Offer Price immediately prior to the consummation of the Offer; and

                  WHEREAS, the parties hereto intend that the acquisition be treated as a recapitalization for financial accounting purposes; and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Managers or Directors, as the case may be, of Buyer, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Subsidiary and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01.  THE OFFER.

                  (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, the Company shall commence, within the meaning of Rule 13e-4(a)(4) under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as promptly as practicable after the date hereof, but in no event later than five business days (as such term is defined in Rule 14d-1 under the Exchange Act, a "BUSINESS DAY") following the public announcement of the terms of this Agreement, the Offer to purchase all of the outstanding Shares at a price of $14.25 per Share (the "OFFER PRICE"), net to the sellers in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. Subject to the extension of the Offer as provided below, the obligation of the Company to commence the Offer, to consummate the Offer and to accept for payment and to pay for any Shares validly tendered and not withdrawn shall be subject only to: (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the "MINIMUM CONDITION"), and (ii) the satisfaction or waiver of the other conditions set forth in Annex I hereto. At Buyer's request, the Company shall increase the price per Share payable in the Offer and make such other changes to the Offer as Buyer may request, provided, however, that the Company will not be required to make any changes which decrease the price per Share payable in the Offer, which change the form of consideration to be paid in the Offer, which reduce the maximum number of Shares to be purchased in the Offer, which impose conditions to the Offer in addition to those set forth in Annex I hereto or which broaden the scope of such conditions. The Company shall make no other changes to the Offer or waive any conditions to the Offer or take any other action, including, without limitation, notice of acceptance of tendered Shares to the Depositary, with respect to the Offer without Buyer's prior written consent. The Offer will remain open (unless the Company, at the written request of Buyer, terminates the Offer upon the occurrence of an event in Annex I) for a period of twenty Business Days from the commencement of the Offer in accordance with applicable law (the "EXPIRATION DATE") unless the Company, at the request of Buyer, extends the period of time for which the Offer is open as may be permitted or required by this Agreement, or applicable laws in which case the term "Expiration Date" will mean the latest time and date at which the Offer as so extended by the Company expires. Notwithstanding the foregoing, the Company shall extend the Offer at any time up to the Outside Termination Date (as defined in Section 10.01) for one or more periods of not more than an aggregate of 10 Business Days, if at the initial expiration date of the Offer, or any extension thereof, the condition to the Offer requiring the expiration or termination of any applicable waiting periods under the HSR Act (as defined in Section
4.03) is not satisfied or required. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case only at the request of Buyer. The Company shall, at Buyer's request, extend the Offer beyond the initial Expiration Date for a period of up to 10 Business Days, if, on the date of such extension, more than 85% but less than 90% of the outstanding Shares on a fully diluted basis have been tendered. Subject to the terms and conditions of the Offer and subject to the closing of the Stock Purchase as set forth in Article II herein, the Company shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. Notwithstanding the foregoing, the Company shall not be required to consummate the Offer or pay the Offer Price for the Shares tendered unless it shall have received the proceeds from the sale of the Buyer Shares and the Financing or other funds arranged for by Buyer in an amount which shall be equal to or greater than the Offer Price multiplied by the number of Shares tendered.

                  (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Securities and Exchange Commission (the "SEC"), an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "SCHEDULE 13E-4"), and the Company,

Buyer and Merger Subsidiary shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "SCHEDULE 13E-3") with respect to the Offer, the Stock Purchase, the Merger and the other transactions contemplated by this Agreement (collectively, the "TRANSACTIONS"). The Schedule 13E-4 and Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any other documents related to the Offer (the Schedule 13E-4, together with the Schedule 13E-3, the Offer to Purchase and such other documents, together with any supplements or amendments thereto, are collectively referred to herein as the "OFFER DOCUMENTS"). Buyer and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer and the Company agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the applicable authorities.

                  SECTION 1.02.  COMPANY ACTION.

                  (a) The Company hereby approves and agrees to undertake the Offer and represents that its Board of Directors, at a meeting duly called and held on April 26, 1999, has (i) unanimously determined that this Agreement and the Transactions are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement, the Stockholders Agreement and the Transactions, which approval satisfies in full the requirements of the DGCL including Section 203 of the DGCL, and the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and the Amended and Restated By Laws (the "BY-LAWS") of the Company and (iii) subject to Section 6.04 (b), unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company shall include a statement of such recommendation and approval in the Offer Documents.

         The Company represents that Bowes Hollowell Conner & Co. (the "ADVISOR") as financial advisors to the Company, has delivered to the Company's Board of Directors its written opinion that the cash consideration to be received in the Offer and the Merger by the holders of Shares (other than any holders of Shares who will retain Shares following consummation of the Offer and the Merger) is fair from a financial point of view to such holders. The Company has been advised that all of its directors and executive officers intend to tender their Shares pursuant to the Offer (except to the extent provided in the Stockholders Agreement). The Company agrees to, and has been authorized by the financial advisor to permit, subject to prior review and consent of the financial advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents.

                  (b) The Company shall take all action as may be necessary to effect the Offer as contemplated by this Agreement, including, without limitation, promptly mailing the Offer Documents to the record holders and beneficial owners of the Shares.

                  (c) References herein to the "FIDUCIARY DUTIES" of the members of the Board of Directors of the Company mean the fiduciary duties of such members to the holders of Shares.

                  SECTION 1.03.  DIRECTORS.

                  (a) Promptly upon the consummation of the Stock Purchase and the acceptance for payment by the Company of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of such Board (other than any committee of such Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 4.06) and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.01(b)), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "COMPANY DESIGNEES").

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-i in order to fulfill its obligation under this Section 1.03 and shall include in the Schedule 13E-4 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  (c) From and after the time, if any, that Buyer's designees constitute a majority of the Company's Board of Directors until the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; PROVIDED that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

                                   ARTICLE II

                             STOCK PURCHASE AND SALE

                  SECTION 2.01.  Purchase and Sale of Shares.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Stock Purchase Closing (as defined herein), the Company shall sell to Buyer and Buyer shall purchase from the Company, 1,681,414 Shares (the "BUYER SHARES").

                  (b) The Buyer Shares will be validly issued, fully paid and nonassessable, and will be issued free of preemptive rights or any Liens.

                  SECTION 2.02. PURCHASE PRICE. The aggregate purchase price for the Buyer Shares shall be the number of Buyer Shares multiplied by the Offer Price or such increased price per share payable in the Offer in accordance with
Section 1.01(a) (the "PURCHASE PRICE").

                  SECTION 2.03. CLOSING. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Buyer Shares contemplated by this Agreement shall take place at a closing (the "STOCK PURCHASE CLOSING") to be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., on the day after the Offer is scheduled to expire, or at such other place or at such other time or on such other date as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "STOCK PURCHASE CLOSING DATE").

                  SECTION 2.04. CLOSING DELIVERIES BY THE COMPANY. At the Stock Purchase Closing, the Company shall deliver or cause to be delivered to Buyer:

                  (a)      stock certificates evidencing the Buyer Shares;

                  (b)      a receipt for the Purchase Price; and

                  (c) the certificates and other documents required to be delivered pursuant to Section 9.01(b)(iii).

                  SECTION 2.05. CLOSING DELIVERIES BY BUYER. At the Stock Purchase Closing, Buyer shall deliver to the Company:

                  (a) the Purchase Price by wire transfer of immediately available funds to an account at a United States bank designated in writing by the Company, which designation shall be received by Buyer at least three Business Days prior to the Stock Purchase Closing;

                  (b) the certificates and other documents required to be delivered pursuant to Section 9.01(c)(iii); and

                  (c) Buyer shall arrange for the Company to receive financing which, together with the Purchase Price, shall be equal to or greater than the Offer Price multiplied by the number of Shares tendered.


                                   ARTICLE III

                                   THE MERGER

                  SECTION 3.01.  THE MERGER.

                  (a) At the Effective Time (as defined in Section 3.01(b)), Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

                  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the "SECRETARY") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on such date as the certificate of merger is duly filed with the Secretary or at such later date as is specified in the certificate of merger (the "EFFECTIVE TIME").

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

                  (d) Buyer may, with the consent of the Company, modify the structure of the Merger if Buyer determines it advisable to do so because of tax or other considerations, and the parties hereto shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structure modification, provided that no such amendment shall reduce the Merger Consideration or delay the Stock Purchase Closing or the Effective Time.

                  SECTION 3.02. CONVERSION OF SHARES. At the Effective Time by virtue of the Merger and without any action on the part of any stockholder:

                  (a) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section, 3.02(b) or 3.02(d) or as provided in Section 3.04 with respect to Shares as to which properly exercised dissenters rights are available under the DGCL, be canceled and converted into the right to receive the Offer Price in cash or any higher price paid for each Share in the Offer, without interest (the "MERGER CONSIDERATION") upon surrender and exchange of the certificates representing such Shares in accordance with
Section 3.03. Any payment made pursuant to this Section 3.02(a) will be made net of applicable withholding taxes to the extent such withholding is required by law.

                  (b) each Share held by the Company as treasury stock or owned by Merger Subsidiary or any other subsidiary of Buyer or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                  (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation; and

                  (d) the aggregate number of Shares owned by certain stockholders and by existing management which shall be retained by such persons pursuant to the Stockholders Agreement and the Buyer Shares, shall not be canceled as provided above, but shall remain outstanding.

                  SECTION 3.03.  SURRENDER AND PAYMENT.

                  (a) Prior to the Effective Time, Buyer shall appoint a depositary (the "DEPOSITARY") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Depositary shall at all times be a commercial bank having a combined capital and surplus of at least $100,000,000. Buyer will arrange for financing for the Company in an amount sufficient for the Company to pay to the Depositary immediately available funds in amounts necessary to make payments pursuant to Section 3.02 and this Section
3.03 to holders of Shares entitled thereto. Promptly after the Effective Time, the Company will send, or will cause the Depositary to send, but in no event later than three Business Days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Depositary).

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such

Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

                  (e) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 3.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer, Merger Subsidiary and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

                  (f) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 3.03(a) to pay for Shares for which dissenter's rights have been exercised shall be returned to Surviving Corporation upon demand.

                  (g) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Depositary shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement.

                  SECTION 3.04. DISSENTING SHARES. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 3.05.  STOCK OPTIONS.

                  (a) Immediately prior to the Effective Time, each outstanding employee stock option (an "OPTION") to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such Option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such option in full immediately prior to the Effective Time (the "OPTION CONSIDERATION").

                  (b) The consideration due under this Section 3.05 shall be payable without interest after (a) verification by the Depositary of the ownership and terms of the particular Option by reference to the Company's records and (b) delivery in the manner provided in Section 3.03 of a written instrument duly executed by the owner of the Option, in a form to be provided by the Depositary promptly after the Effective Time, setting forth (i) the aggregate number of Shares of Common Stock acquirable by such Option holder upon exercise of all Options held by such holder whether or not such Options are immediately exercisable, the respective issue dates of each Option and the exercise price of each Option; (ii) a representation by the person that he or she is the owner of all Options described pursuant to clause (a), and that none of those Options has expired or ceased to be exercisable; and (iii) a consent to the treatment of such Options pursuant to this Section 3.05 in full satisfaction of all rights relating to such Options.

                  (c) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section 3.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any Option until necessary consents are obtained.

                  (d) Except as otherwise agreed to in writing by the parties,
(i) the Options and other equity plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof will be canceled as of the Effective Time, and
(ii) the Company shall use its reasonable efforts to assure that following the Effective Time no participant in any of such plans, or other plans, programs or arrangements, will have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  SECTION 3.06. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding Section 6.02 hereof, in the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding shares of capital stock of the Company, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the DGCL.

                  SECTION 3.07. CLOSING. The closing of the Merger (the "MERGER CLOSING") will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Merger Closing Date) set forth in Article IX, unless another time or date is agreed to by parties to this Agreement. The Merger Closing will be held at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio, or such other location as the parties to this Agreement agree to in writing. The date on which the Merger Closing occurs is hereinafter referred to as the "MERGER CLOSING DATE."

                  SECTION 3.08. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Surviving Corporation in effect at the Effective Time shall be the certificate of incorporation of the Company until amended in accordance with applicable law.

                  SECTION 3.09. BY-LAWS. The By-Laws of Surviving Corporation in effect at the Effective Time shall be the by-laws of the Company.

                  SECTION 3.10. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                  SECTION 3.11. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Buyer and Merger Subsidiary that:

                  SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on Section 4.01 of the letter delivered to the Company simultaneously herewith (the "COMPANY DISCLOSURE LETTER"), has all corporate powers and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and has all governmental licenses, authorizations, consents, permits and approvals (collectively, "LICENSES") required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, taken as a whole, that is not a result of general changes in the economy or the industries in which the Company and its Subsidiaries operate or which prevents or materially delays the Company's ability to consummate the transactions contemplated hereby. The Company has heretofore delivered to Buyer true and complete copies of the Company's Certificate of Incorporation and By-Laws as currently in effect.

                  SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and authority and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the Buyer and Merger Subsidiary, has been duly executed and delivered by the Company and, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company has taken all actions necessary to render the prohibitions of Section 203 of the DGCL to be inapplicable to the execution and delivery of this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the acquisition of the Shares pursuant to the Offer and the Merger. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated hereby.

                  SECTION 4.03. GOVERNMENTAL AUTHORIZATION. Except as set forth in Section 4.03 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "GOVERNMENTAL ENTITY") other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and
(iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

                  SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of the Company or comparable organizational documents of its Subsidiaries, (ii) except as set forth in Section 4.04 of the Company Disclosure Letter and assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) except as set forth in Section 4.04 of the Company Disclosure Letter, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in or require the creation or imposition of any Lien on any asset of the Company or any Subsidiary excluding from the foregoing clauses (ii), (iii) or (iv) such violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 4.05. CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $0.01 per Share, and 5,000,000 shares of preferred stock. As of January 31, 1999, there were outstanding 4,900,000 shares of common stock, no shares of preferred stock and Options to purchase an aggregate of 120,200 Shares, both vested and unvested. Section 4.05 of the Company Disclosure Letter accurately sets forth information regarding the exercise prices of the Options. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants, calls or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or its Subsidiaries, and (iv) no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or deliver, or cause to be issued, sold or delivered any securities issuable by the Company or the Subsidiaries (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any Subsidiary is subject to any voting agreement with respect to the voting of the Company Securities.

                  SECTION 4.06.  SUBSIDIARIES.

                  (a) Each Subsidiary that is actively engaged in any business or owns any material assets (an "ACTIVE SUBSIDIARY") (i) is a limited partnership or a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in
Section 4.06 of the Company Disclosure Letter, has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation or limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in each case to the extent that the failure of this representation and warranty to be true would not have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Active Subsidiaries and their respective jurisdictions of organization are either identified in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "COMPANY 10-K") or in Section 4.06 of the Company Disclosure Letter.

                  (b) Except that the stock of the Active Subsidiaries is pledged under the Loan Agreement set forth in Section 4.04 of the Company Disclosure Letter (the "LOAN AGREEMENT") which Loan Agreement restricts the sale, transfer, disposition, pledge or hypothecation of such stock, all of the outstanding capital stock of, or other ownership interests in, each Active Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"); and, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All outstanding capital stock or other equity interests of each of the Subsidiaries has been validly issued and is fully paid and nonassessable.

                  SECTION 4.07. INVESTMENTS. Except as disclosed in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any shares or has any ownership interest in any other Person other than the Subsidiaries.

                  SECTION 4.08.  SEC FILINGS.

                  (a) The Company has delivered to Buyer (i) its Annual Reports on Form 10-K for its fiscal years ended June 30, 1998, 1997 and 1996, (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1998 and December 31, 1998 (such reports are hereinafter referred to as the "COMPANY 10-QS"), (iii) its proxy or information statements relating to its annual meeting held on November 18, 1998 and all meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 30, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since June 30, 1996 (collectively the "COMPANY SEC DOCUMENTS").

                  (b) As of its respective filing date or as later modified by an amendment thereto or by subsequent Company SEC Documents, each of the Company's SEC Documents (i) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Documents.

                  SECTION 4.09. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the interim financial statements included in the Company SEC Documents, except for the absence of certain footnotes that would be required under Generally Accepted Accounting Principles herein referred to as "GAAP"), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1998 set forth in the Company 10-Qs and "BALANCE SHEET DATE" means December 31, 1998.

                  SECTION 4.10. DISCLOSURE DOCUMENTS. Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 13E-4, Schedule 13E-3 and the Company Proxy Statement, if any, will, when filed, (i) comply as to form in all material respects with the applicable requirements of all applicable law, including without limitation, the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (in the case of the Company Proxy Statement at the time it or any amendment or supplement thereto is first mailed to stockholders of the Company) at the time the stockholders vote on adoption of this Agreement and at the Effective Time and in the case of any other Company SEC Documents, at the time of filing thereof and at the time of distribution thereof. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on written information supplied by or on behalf of either Buyer, Merger Subsidiary or any of their respective affiliates specifically for inclusion therein.

                  SECTION 4.11. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, and except as set forth in Section 4.11 of the Company Disclosure Letter or as contemplated by this Agreement, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice, there has not been a Material Adverse Effect, the Company and its Subsidiaries have not taken any action that if taken after the date of this Agreement would constitute a violation of Section 6.01, neither the Company nor any of its Subsidiaries has incurred nor shall there have arisen any liabilities (direct, contingent or otherwise) which would have a Material Adverse Effect and there has not been:

                  (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary other than the quarterly dividends paid on the shares or split, combination or reclassification of any of its capital stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (c) any making of any loan, advance or capital contribution to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than compensation, bonus or other benefits payable to employees at the Company in the ordinary course of business consistent with past practices or (v) enter into any collective bargaining agreements;

                  (f) any issuance, delivery, sale, pledge or other encumbrance or subjecting to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (g) any entering into of commitments for capital expenditures involving more than $100,000 in the aggregate except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as reflected in the capital plan of the Company previously provided to Buyer, or (iii) tooling costs which are reimbursable by customer;

                  (h) any change in the accounting principles used by it unless required by GAAP;

                  (i) any making or rescinding of any express or deemed election or settlement or compromise of any claim or action relating to U. S. Federal, state or local taxes, or change of any of its methods of accounting or of reporting income or deductions for U.S. federal income tax purposes;

                  (j) any satisfaction of any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Company 10-K or Company 10-Qs or incurred in the ordinary course of business consistent with past practice;

                  (k) other than in the ordinary course of business consistent with past practice, any (A) modification, amendment or termination of any material contract, (B) waiver, release, relinquishment or assignment of any material contract (or any of the Company's rights thereunder), right or claim or (C) canceling or forgiveness of any material indebtedness owed to the Company or the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any standstill or confidentiality agreement to which it is party; or

                  (l) any authorization of, or commitment or agreement to take, any of the foregoing actions.

                  SECTION 4.12. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than:

                  (a) liabilities disclosed or provided for in the Balance Sheet and in the Company's SEC Documents;

                  (b) other liabilities the presence of which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

                  (c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

                  (d) liabilities under this Agreement or in connection with this Agreement or disclosed hereunder.

                  SECTION 4.13. LITIGATION; PERMITS. Except as set forth in the Company SEC Documents or in Section 4.13 of the Company Disclosure Letter, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.13 of the Company Disclosure Letter, the Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Company and its Subsidiaries (collectively the

"COMPANY PERMITS"), except where the failure to have any such Company Permits individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where failure so to comply individually or in the aggregate has not had a Material Adverse Effect.

                  SECTION 4.14.  TAXES.

                  (a) (i) All income and other material Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Pre-Closing Tax Period (as defined herein) by or on behalf of the Company or any Subsidiary (collectively, the "RETURNS") have been filed; (ii) to the Company's knowledge as of the time of filing such Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, the Subsidiaries and any other information required to be shown therein; (iii) the Company and the Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and the Subsidiaries (excluding any provision for deferred income taxes) are adequate (in accordance with GAAP) to cover such Taxes; (v) neither the Company nor any Subsidiary of the Company has been a member of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE")) other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by the Company; (vi) the Company is not and has not been within five years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code; (vii) there is no claim, action, suit or proceeding now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which would as proposed, or audit or investigation now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which the Company believes would (taking into account any changes, accruals and reserves referred to in clause (iv) above), individually or in the aggregate, have a Material Adverse Effect. (The term "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes); and (viii) the only states in which the Company or any Subsidiary files income Tax returns are Georgia, Illinois (on a non-unitary basis), Michigan and Texas.

                  (b) As used in this Section 4.14, "TAXES" mean all (i) Federal, state, local and foreign income, franchise, alternative or add-on minimum tax, gross receipts, transfer, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, license, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalty or additional tax attributable to such taxes; (ii) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payments of amounts was determined or taken into account with reference to the liability of any other person; and (iii) liability of the Company or any Subsidiary for the payment of any amounts as a result of being party to any tax sharing agreement or with respect to the payment of any amounts of the type described in clauses (i) or
(ii) of this paragraph as a result of any express or implied obligation to indemnify any other person.

                  "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Effective Time.

                  SECTION 4.15.  EMPLOYEE MATTERS.

                  (a) For purposes of this Section, the following terms shall have the meanings set forth below:

                           (A) "BENEFIT ARRANGEMENT" means any material contract (other than the Employee Agreements), arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

                           (B) "EMPLOYEE AGREEMENT" means all written employment agreements and severance agreements with employees of the Company or any of its Subsidiaries

                           (C) "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is maintained, administered or contributed to by the Company, any Subsidiary or any of their ERISA Affiliates for employees or former employees of the Company or any of its Subsidiaries and (ii) covers any employee or former employee of the Company or any of its Subsidiaries.

                           (D) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

                           (E) "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 (b), (c), (m) or (o) of the Code.

                           (F) "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                           (G) "TITLE IV PLAN" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

                  (b) Section 4.15 of the Company Disclosure Letter identifies each Employee Plan. The Company has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the two most recent annual reports prepared in connection with any material Employee Plan (Form 5500 including, if applicable, Schedule B thereto), (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan and (iii) such other related information as is reasonably requested by Buyer.

                  (c) With respect to each Employee Plan: (i) no "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary duty, has, to the knowledge of the Company, occurred with respect to any Employee Plan; (ii) neither (A) disputes in the ordinary course of the operation of an Employee Plan that might reasonably be expected to have a Material Adverse Effect nor (B) disputes outside the ordinary course of the operation of an Employee Plan, are pending, or to the knowledge of the Company, threatened;
(iii) all contributions required to be made to each Employee Plan as of the date hereof (taking into account any extensions permitted by the Code or the IRS) have been made in full.

                  (d) Except as set forth in Section 4.15 of the Company Disclosure Letter, no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any material liability to the Pension Benefit Guaranty Corporation (the "PBGC"), Department of Labor or the plan participants (other than routine claims for benefits). No Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 312 of the Code, whether or not waived.

                  (e) If a "complete withdrawal" by the Company, all its Subsidiaries and all of their ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, none of the Company, any of its Subsidiaries or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

                  (f) Except as set forth in Section 4.15 of the Company Disclosure Letter, each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is and has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that, to the knowledge of the Company, would adversely affect such qualification, and each trust created under any such Employee Plan has been determined by the Internal Revenue Service to be exempt from Tax under Section 501(a) of the Code and no event has occurred since the date of such determination that, to the knowledge of the Company, would adversely affect such exemption. The Company has provided or made available to Buyer the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as set forth in Section 4.15 of the Company Disclosure Letter, each Employee Plan has been maintained in substantial compliance (to include timely, complete and substantially correct filing of Form 5500 and any attachments) with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan is or has been audited or is or has been under investigation by the Department of Labor or the Internal Revenue Service.

                  (g) All contributions to each Employee Plan have been or will be deductible in accordance with the applicable provisions of the Code.

                  (h) With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

                  (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to any "employee benefit plans" (within the meaning of Section 3(3) of ERISA) previously maintained or contributed to by the Company, its Subsidiaries or ERISA Affiliates or to which any such entity previously had an obligation to contribute.

                  (j) Except as set forth on Section 4.15 of the Company Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan, Benefit Arrangement or Employee

Agreement that will result in any payment (whether of severance pay or otherwise) becoming due from any director, officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or the Subsidiaries.

                  (k) Section 4.15 of the Company Disclosure Letter identifies each material Benefit Arrangement. The Company has furnished or made available to Buyer copies or descriptions of each material Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

                  (l) Section 4.15 of the Company Disclosure Letter identifies by name all Employee Agreements in effect or committed to be put in effect as of the date hereof.

                  (m) Neither the Company nor any of its ERISA Affiliates has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Company.

                  (n) There has been no amendment or announcement by the Company or any of its ERISA Affiliates relating to, or change in benefits, employee participation or coverage under, any Employee Plan or Benefit Arrangement, that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 1998.

                  (o) Except as set forth in Section 4.15 of the Company Disclosure Letter, the Company is not aware of any Employee Agreement or other contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

                  (p) No excise Tax under Section 4980B or other provision of the Code has been incurred by the Company or an ERISA Affiliate in respect of any Employee Plan.

                  (q) Section 4.15 of the Company Disclosure Letter lists by policy number and issuer all corporate owned life insurance policies owned by the Company or an ERISA Affiliate and with respect to each such policy lists the
(1) current cash surrender value, net of any loan, (2) name of insured and (3) the face amount. Each policy so identified is a life insurance contract within the meaning of Section 7702 of the Code.

                  SECTION 4.16. LABOR MATTERS. Except as set forth in Section
4.16 of the Company Disclosure Letter, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees which individually or in the aggregate would have a Material Adverse Effect; and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary (any such agreement or contract a "CBA"), nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. The Company has furnished or made available, to Buyer true and complete copies of all CBAs. Except as set forth in Section 4.16 of the Company Disclosure Letter, at no time since December 31, 1995 has the Company or the Subsidiaries experienced any strikes or work stoppages by any union or labor organization or any other group of employees, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or any other group of employees or any pending or threatened legal proceeding based on or related to any employment grievance, dispute or controversy or received any notice of any of the foregoing which individually or in the aggregate have had a Material Adverse Effect.

                  SECTION 4.17. COMPLIANCE WITH LAWS. Except as set forth in
Section 4.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary is in violation of any provisions of any laws, statutes, ordinances orders, judgements, decrees, rules or regulations except where such violations, individually or in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.18. FINDERS' FEES. Except for the Advisor, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who would be entitled to any fee or commission from the Company, any Subsidiary, Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 4.19.  ENVIRONMENTAL MATTERS.

                  (a) To the Company's knowledge, except as set forth in the Company SEC Documents or in Section 4.19 of the Company Disclosure Letter:

                  (i) the Company and its Subsidiaries has not received any (A) written communication from any person or entity (including any Governmental Entity) stating that (x) it or its Subsidiaries may be a potentially responsible party under Environmental Law (as defined in (c) below) with respect to any actual or alleged environmental contamination or (y) any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; or (B) request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (ii) the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (iii) all underground storage tanks ("UST'S") on property currently owned or leased by the Company currently comply with and for the past three years have compiled with applicable Environmental Law, except for failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (iv) with respect to UST's other than those covered by Section 4.19(a)(iii), to the Company's knowledge, all obligations for which the Company and its Subsidiaries have retained liability either contractually or by operation of law would not have a Material Adverse Effect; and

                  (v) the Company and its Subsidiaries have no liabilities under any Environmental Laws which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

                  (vi) the Company and its Subsidiaries are and for the past three years have been in material compliance with all applicable Environmental Laws;

                  (vii) the Company has made available to Buyer all information including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets owned, leased or operated by the Company or its Subsidiaries at any time or any other property for which the Company or its Subsidiaries may bear some liability for under applicable Environmental Laws; and

                  (viii) the Company and its Subsidiaries hold all permits, licenses or authorizations required under applicable Environmental Laws ("ENVIRONMENTAL PERMITS") and have submitted on a timely basis complete applications for the renewal of any Environmental Permit which has expired but has not yet been renewed or which will expire within the period of time after the Closing Date, the length of which is the number of days prior to expiration that a renewal application for any such Environmental Permit is required to be submitted.

                  (b) For purposes of this Section 4.19, "ENVIRONMENTAL LAW" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment and the release of material into the environment.

                  SECTION 4.20.  PROPERTY.

                  (a) The Company and the Subsidiaries have good title to all assets other than the Real Property (as defined herein) necessary to conduct the business of the Company as currently conducted except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect.

                  (b) Section 4.20 of the Company Disclosure Letter contains a complete and accurate legal description of each parcel of real property owned, leased or used in any manner by the Company and the Subsidiaries (collectively, the "REAL PROPERTY"), indicating, in each case, whether such property is owned or leased. The Real Property constitutes all of the Real Property necessary to the conduct of the Business as currently conducted. The Company and its Subsidiaries have good and marketable title to the Real Property which it owns and to all plants, buildings and improvements thereon, free and clear of any Liens, claims, charges, imperfections of title, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions or restrictions of any kind or nature whatsoever, other than those described in
Section 4.20 of the Company Disclosure Letter.

                  (c) The Company and the Subsidiaries have a valid and enforceable leasehold interest, free and clear of all Liens, in each parcel or tract of leased Real Property attributable to it pursuant to a lease (the "LEASES"). The Company or the Subsidiaries, as applicable, has performed all of the obligations required to be performed by the tenant under the Leases, possesses and quietly enjoys the Real Property demised under each of the Leases and has not released any of its rights under the Leases.

                  (d) Neither of the Company or the Subsidiaries is a foreign person within the meaning of Section 1445 of the Code.

                  (e) There are not currently any pending or, to the knowledge of the Company, threatened (i) condemnation, eminent domain or similar proceedings that would affect any parcel of Real Property, or (ii) any future improvements by any Governmental Entities, any part of the cost of which would be assessed against the Real Property. Since the Balance Sheet Date, all Real Property has been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the business of the Company. To the knowledge of the Company, the ownership, occupancy, operation or use by the Company of each parcel of Real Property including, without limitation, all buildings, structures and improvements located on such property (i) complies with and does not violate any restriction imposed by any declaration, covenant running with the land, lease, permit, deed of restriction or other contract affecting such Real Property; (ii) complies with and does not violate any Law, including, without limitation, fire and zoning Laws; and (iii) there are no pending changes in Laws affecting any of the Real Property (including zoning) that will render any part of the business of the Company as presently conducted illegal or uneconomical. To the knowledge of the Company, there is no plan, study or effort with respect to any of the Real Property by any Governmental Authorities or of any other Person that could adversely affect any of the business of the Company.

                  SECTION 4.21. INSURANCE. Section 4.21 of the Company Disclosure Letter contains an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, current premium, expiration dates and any special cancellation conditions) of all material policies of fire, liability (including but not limited to product liability), workers' compensation and other forms of insurance owned or held by either the Company or the Subsidiaries or pursuant to which any of their assets are insured. Such policies (i) are carried by insurers of recognized responsibility; (ii) are in full force and effect; and (iii) to the Company's knowledge, are sufficient for compliance with all requirements of law and insure the assets, business and operations of the Company or the Subsidiaries against all liabilities, claims, hazards and risks against which businesses in industries similar to the Company or the Subsidiaries customarily insure. All such insurance shall be in effect through the Effective Time. No insurance coverage of either the Company or the Subsidiaries is maintained through self-insurance except as set forth in Section 4.21 of the Company Disclosure Letter.

                  SECTION 4.22.  PATENTS AND TRADEMARKS.

                  (a) The Company and the Subsidiaries own all right, title and interest to, or possess valid and enforceable licenses or other rights to use all patents, trademarks, trademark rights, trade names and trade name rights (including any applications for any of the foregoing) material to the Company's business and operations (collectively, "MATERIAL PATENTS AND TRADEMARKS") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted free and clear of all Liens, licenses and other restrictions. All Material Patents and Trademarks owned by the Company or its Subsidiaries are validly registered or registrations have been applied for.

                  (b) Except as set forth in Section 4.22 of the Company Disclosure Letter, the Company is unaware of any assertion or claim challenging the validity of any Material Patent and Trademark. Except as set forth in
Section 4.22 of the Company Disclosure Letter, the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with any patent, patent application, trademark or trademark application of any third party in a manner that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no material infringements of any Material Patents and Trademarks.

                  (c) Each of the Company's employees set forth in Section 4.22(c) of the Company Disclosure Letter has entered into an agreement with the Company regarding intellectual property matters in the form provided to Buyer.

                  SECTION 4.23.  MATERIAL CONTRACTS.

                  (a) Except as set forth in Section 4.23 of the Company Disclosure Letter, the Company SEC Documents list each material contract or agreement (including, but not limited to, all material leases, licensing agreements, manufacturing, production or distribution contracts and any material contracts or agreements pursuant to which the Company or any Subsidiary has licensed intellectual property to a third party) (collectively, the "MATERIAL CONTRACTS") to which the Company or any of its Subsidiaries is a party, other than purchase orders with customers entered into in the ordinary course of business.

                  (b) To the knowledge of the Company, each Material Contract is in full force and effect and is enforceable in all material respects against the parties thereto (other than the Company and the Subsidiaries) in accordance with its terms and no condition or state of facts exists that, with notice or the passage or time, or both, would constitute a material default by the Company or any Subsidiary or, to the knowledge of the Company, any third party under any Material Contract.

                  SECTION 4.24. SHAREHOLDER RIGHTS AGREEMENT. The Company currently is not, and no resolution or other action has been taken providing for the Company to become at a later date, a party to a shareholder rights agreement, "poison pill" or any other agreement of like nature.

                  SECTION 4.25. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the Shares at the Company Stockholder Meeting to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, and the Merger and the transactions contemplated hereby and thereby.

                  SECTION 4.26. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bowles Hollowell Conner, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration and the Offer Price are fair from a financial point of view to holders of shares of Common Stock, a signed copy of which opinion will be made available to Buyer promptly after the date hereof.

                  SECTION 4.27. YEAR 2000 ISSUES. The Company has adopted and implemented commercially reasonable measures to investigate and correct any "year 2000 problems" associated with (i) the operation of the Company's business, and (ii) the products manufactured and distributed by the Company. The Company has provided to Buyer a written explanation of the costs that the Company and Company Subsidiaries have incurred in each of the past two fiscal years to investigate and correct the "year 2000 problem," as well as a written report of its estimates of the costs to be incurred in the future to investigate and correct the "year 2000 problem."

                  SECTION 4.28. TRANSACTION FEES. Section 4.28 of the Company Disclosure Letter sets forth all fees and expenses paid by the Company, and the Company's estimate of any additional fees and expenses which it expects to incur, as a result of or in connection with the Offer and the transactions contemplated by this Agreement, including legal, accounting and investment banking fees and expenses as well as any and all payments made or to be made pursuant to any change in control, severance or other agreements to which the Company is a party (collectively, the "TRANSACTION FEES"). As of the Offer Completion Date and the Closing Date, the Transaction Fees shall not exceed $5,900,000, unless the Company shall incur additional expenses in defending lawsuits brought by stockholders of the Company that arise as a result of the transactions contemplated by this Agreement in which case the amount of the Transaction Fees may exceed $5,900,000 by the amount such litigation expenses, together with the legal expenses otherwise incurred by the Company in connection with the transactions contemplated by this Agreement, exceed $250,000.

                  SECTION 4.29. INSIDER INTERESTS. Except as set forth in
Section 4.29 to the Company Disclosure Letter or the Company SEC Documents, no officers, directors, employees or stockholders of the Company or its Subsidiaries and no entity controlled by such persons has a relationship with the Company that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, if such Item 404 applied to all of such persons.

                  SECTION 4.30. FULL DISCLOSURE. To the Company's knowledge, no representation or warranty made by the Company in this Agreement or in any schedule hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

         Buyer and Merger Subsidiary represent and warrant to the Company that:

                  SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers and authority of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against the Buyer and Merger Subsidiary in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Exchange Act.

                  SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary or Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger subsidiary, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or

Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except in the case of clauses (ii) and
(iii) as would not materially impair the consummation of the Offer or the Merger.

                  SECTION 5.05. DISCLOSURE DOCUMENTS. The information with respect to Buyer and its subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to the Company in writing specifically for use in any Offer Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (as defined in Section
6.02 herein) at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Offer Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof. The Schedule 13E-3, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 13E-3 will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

                  SECTION 5.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 5.07. FINANCING. Buyer has received commitments from financing sources to provide debt and equity financing to Buyer and/or the Company sufficient to finance the Transactions, including the Buyer Shares, the Option Consideration and the Transaction Fees, and to perform the obligations of Buyer and Merger Subsidiary hereunder (the "FINANCING").

                  SECTION 5.08. SHARE OWNERSHIP. As of the date hereof and except pursuant to the Stockholders Agreement, Buyer and Merger Subsidiary do not beneficially own any Shares.

                  SECTION 5.09. MERGER SUBSIDIARY'S OPERATIONS. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted any operations or incurred any obligations other than in connection with the transactions contemplated hereby.

                  SECTION 5.10. DUE DILIGENCE. Buyer and its representatives have received a copy of such documents relating to the Company as requested by Buyer (including without limitation the Data Room Index attached hereto as Section 5.10 of the Company Disclosure Letter and all documents referred to therein), has had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in such documents and has been given the opportunity to meet with representatives of the Company and to have them answer any questions and provide any additional information requested, and all such questions have been answered and requested information provided to Buyer's full satisfaction.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  The Company agrees that:

                  SECTION 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) the Company will not adopt or propose any change in its certificate of incorporation or by-laws;

                  (b) except for the Merger, the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                  (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and
         (ii) inventory in the ordinary course consistent with past practice;

                  (d) the Company will not, and will not permit any Subsidiary to, take any action other than the Offer and the Stock Purchase that would constitute a violation of Section 4.11 (in the case of Section 4.11(e)(iv), without giving effect to the ordinary course of business qualifier);

                  (e) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or
         (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

                  (f) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing.

                  SECTION 6.02. STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the Offer Completion Date for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by the DGCL. The directors of the Company shall, subject to Section 6.04(b) recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly, after the consummation of the Offer, prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the proxy or information statement and all other proxy materials for such meeting (the "COMPANY PROXY STATEMENT"),
(ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(iii) will otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing but subject to its rights pursuant to Section 6.04, the Company agrees that its obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any Takeover Proposal.

                  SECTION 6.03. ACCESS TO INFORMATION. From the date hereof until the

Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; PROVIDED that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company and PROVIDED further that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement between Buyer and the Company (the "CONFIDENTIALITY AGREEMENT") which is attached hereto as Exhibit A. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of the Financing, including, without limitation, participation in meetings, due diligence sessions and assisting Buyer or its lenders in obtaining landlord consents or estoppel certificates or any other financing related agreement or document.

                  SECTION 6.04. OTHER OFFERS. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Notwithstanding the foregoing, if, at any time prior to the date the Company purchases Shares in the Offer (the "OFFER COMPLETION DATE"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel that failure to do so would result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.04(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.04 and subject to providing prior written notice of its decision to take such action to Buyer (the "COMPANY NOTICE") and compliance with Section 6.04(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) that is no less restrictive than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person other than the Buyer and Merger Subsidiary relating to any (v) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (w) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (x) tender offer or exchange offer for Shares of any class of equity securities of the Company or any of its Subsidiaries, or (y) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

                  (b) Except as expressly permitted by this Section 6.04(b), neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a "COMPANY ACQUISITION AGREEMENT") related to any Takeover Proposal. Notwithstanding the foregoing, if prior to the Offer Completion Date, the Board of Directors of the Company determines in good faith, after the Company has received a Superior Proposal and after consultation with outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences and Section 11.04) terminate this Agreement in order to concurrently enter into such Company Acquisition Agreement with respect to a Superior Proposal, PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 6.04(b) unless and until (i) five Business Days have elapsed following the delivery to Buyer of the Company Notice and (x) the Company has delivered to Buyer the written notice required by Section 6.04(c) below, and (y) during such five Business Day period, the Company otherwise cooperates with Buyer with respect to the Takeover Proposal that constitutes a Superior Proposal with the intent of enabling Buyer to engage in good faith negotiations so that the transactions contemplated hereby may be effected, and (ii) at the end of such five Business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Common Stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company shall immediately advise Buyer orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the person making such request or Takeover Proposal and promptly furnish to Buyer a copy of any such written proposal in addition to any information provided to or by any third-party relating thereto. The Company shall keep Buyer reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Takeover Proposal.

                  (d) Nothing contained in this Section 6.04 prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would result in breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however that except as expressly permitted by paragraph (b) of this Section 6.04 in connection with a Superior Proposal, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                  SECTION 6.05. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

                           (i) any notice or other communication from any Person
                  alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any
                  governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                           (iii) any actions, suits, claims, investigations or
                  proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement;

                           (iv) the occurrence or non-occurrence of any event
                  whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Buyer purchases Shares pursuant to the Offer; and

                           (v) any material failure of the Company, or any
                  officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VII

                               COVENANTS OF BUYER

                  Buyer agrees that:

                  SECTION 7.01. OBLIGATIONS OF MERGER SUBSIDIARY. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 7.02. VOTING OF SHARES. Buyer agrees to vote all Shares beneficially owned by it or by its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

                  SECTION 7.03. DIRECTOR AND OFFICER LIABILITY. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer shall cause the Surviving Corporation to indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each Person controlling any of the foregoing Persons (the "INDEMNIFIED PARTIES"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement, the Offer Documents, the Transactions and actions contemplated hereby and thereby and giving effect to the consummation of such transactions and actions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Articles of Incorporation or By-Laws of the Company or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party and Buyer shall, or shall cause the Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Articles of Incorporation or By-Laws of the Company in effect on the date of this Agreement. Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any such officer, director, employee or agent as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect unless required to be amended under applicable law and except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such Person and reasonably satisfactory to Buyer; PROVIDED, HOWEVER, that Buyer will not be liable for any settlement effected without its written consent. On or prior to the Effective Time, Buyer will cause the Surviving Corporation to pre-pay, at no expense to the beneficiaries, officers' and directors' liability insurance, which will be in effect for no less than six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event will Buyer be required to pay aggregate premiums for such insurance during such six-year period under this Section 7.03 in excess of nine times the annual premium paid by the Company in 1998 for such purpose; PROVIDED, FURTHER, that if the aggregate premiums of such insurance coverage exceed such amount, Buyer will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Buyer, for a cost up to but not exceeding such amount. Buyer will on the Effective Time cause the policy referred to in the preceding sentence to be in full force and effect with the premiums therefore prepaid in full, which policy shall by its terms be noncancelable. Buyer shall cause the Surviving Corporation to continue to indemnify in accordance with the Company's past practices each of the employees listed in Section 7.03 of the Company Disclosure Letter in respect of the lawsuit set forth opposite such employee's name in Section 7.03 of the Company Disclosure Letter.

                  In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Surviving Corporation nor Buyer shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

                  Notwithstanding anything herein to the contrary, if any claim, action, suit proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                  In the event that the Surviving Corporation or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.03, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Buyer shall succeed to the obligations set forth in this Section 7.03 and none of the actions described herein shall be taken until such provision is made.


                  SECTION 7.04. MERGER SUBSIDIARY SUBSCRIPTION AGREEMENTS. Certain stockholders of Merger Subsidiary shall enter into agreements to subscribe for shares of capital stock of Merger Subsidiary in form and substance satisfactory to the Company.



                                 ARTICLE VIII

                               COVENANTS OF BUYER

                                AND THE COMPANY


                  The parties hereto agree that:


                  SECTION 8.01 BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, the Company, Buyer and Merger Subsidiary shall, and the Company shall cause each of its subsidiaries to, cooperate and each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Buyer and its affiliates shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or Federal Trade Commission (each an "HSR AUTHORITY") to the transactions contemplated by this Agreement.


                  (b) The Company and Buyer shall coordinate in advance of sending any communications to or scheduling any meetings with any Governmental Entity relating to this Agreement, the Offer or the Merger and shall promptly share all correspondence or other communication received from any Governmental Entity relating to this Agreement, the Offer or the Merger.


                  (c) The Company shall, upon the request of Buyer, take all reasonable steps to assist in any challenge by Buyer to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                  SECTION 8.02 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts (including, without limitation, lessors under material leases), in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, the consummation of the Financing in accordance with the terms thereof) and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 8.03. PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 8.04. CONVEYANCE TAXES. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.


                  SECTION 8.05. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. The Company shall use its best efforts to obtain a release from each Person owed any Transaction Fees.

                  SECTION 8.06. EMPLOYEE MATTERS.

                  (a) Buyer and Merger Subsidiary agree that, effective as of the Effective Time and for the six-month period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall continue for those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("RETAINED EMPLOYEES") the Employee Plans and material Benefit Arrangements or provide benefits that are not less favorable in the aggregate to such Employee Plans and Benefit Arrangements. Service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized to the extent and for the purposes such service was recognized prior to the Effective Time by the applicable Employee Plan or Benefit Arrangements or benefits plans established after the Effective Time. Except as provided in the Employee Agreements, nothing contained in the foregoing is intended to preclude the Surviving Corporation from terminating the employment of any Retained Employee after the Effective Time.


                  (b) Buyer and Merger Subsidiary agree to honor, and cause the Surviving Corporation to honor, without modification, the Employee Agreements on the same terms as disclosed in Section 4.15 of the Company Disclosure Letter hereof (whether or not executed as of the date hereof) which Employee Agreements are listed on Section 4.15 of the Company Disclosure Letter hereto. Buyer and Merger Subsidiary acknowledge that the consummation of the Offer shall constitute a change in control for purposes of the Employee Agreements.

                  (c) Buyer and Merger Subsidiaries agree to honor, and cause the Surviving Company to pay, without modification, no later than the earlier of July 31, 1999 or such employee's last day of work for the Company to each employee listed in Section 8.06(c) of the Company Disclosure Letter, the bonus amounts set forth opposite such employee's names listed in Section 8.06 of the Company Disclosure

Letter.

                  (d) In the event Buyer or Merger Subsidiary or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 8.06, proper provision shall be made so that the successors and assigns of Buyer, Merger Subsidiary or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.06 and none of the actions described in clauses (i) and (ii) shall be taken until such provision is made.


                  SECTION 8.07 CERTAIN LITIGATION. Buyer and Merger Subsidiary have the right to participate in the defense of any stockholder litigation against the Company and its officers, directors, employees, representatives and agents relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle any such litigation without the prior written consent of Buyer, which consent shall not be unreasonably withheld.


                  SECTION 8.08. RECAPITALIZATION. Each of the Company, Buyer and Merger Subsidiary agrees to use its best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and the SEC, and each of the Company, Buyer and Merger Subsidiary agrees that it shall take no action that would cause such accounting treatment not to be obtained in the event the Merger is consummated.

                  SECTION 8.09. STOP TRANSFER ORDER. The Company shall instruct the Company's transfer agent that, except as provided in the Stockholders Agreement, there is a stop transfer order with respect to all of the Shares (as defined in the Stockholders Agreement) and that the Stockholders Agreement places limits on the transfer of such Shares.


                                   ARTICLE IX

                CONDITIONS TO THE STOCK PURCHASE AND THE MERGER


                  SECTION 9.01. CONDITIONS TO THE STOCK PURCHASE (a) The respective obligations of the Company and Buyer to consummate the Stock Purchase are subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of the following conditions:

                  (i) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Stock Purchase (each party agreeing to use its best efforts to have any such order reversed or injunction lifted); and

                  (ii) the conditions to the Offer set forth in Annex I shall have been satisfied and the Company shall simultaneously with the Stock Purchase Closing purchase all Shares validly tendered and not withdrawn pursuant to the Offer.


                  (b) The obligation of Buyer to consummate the Stock Purchase are subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date to each of the following additional conditions:

                  (i) (A) the representations and warranties of the Company set forth in the first sentence of Section 4.01 and in Sections 4.02, 4.05 and 4.10 of this Agreement shall be true and correct as of the Stock Purchase Closing Date as though made on such date, (B) the representations and warranties set forth in this Agreement other than those contained in the first sentence of Section 4.01 and in Sections 4.02, 4.05 and 4.10 shall be true and correct (without giving effect to the materiality or material adverse effect limitations contained therein) except for any breach or breaches which individually or in the aggregate, do not have, and could not reasonably expected to have, a Material Adverse Effect; and (C) clauses A and B of this paragraph shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date;

                  (ii) the Company shall have performed or complied in all material respects with all obligations and agreements, and complied in all materials respects with covenants, contained in this Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date;

                  (iii) the Company shall have delivered a certificate of the Company, dated as of the Stock Purchase Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 9.01(b)(i) and (ii); and

                  (iv) all Directors of the Company, to the extent requested by Buyer, shall have tendered their resignations effective as of the Stock Purchase Closing and shall have been replaced by nominees acceptable to Buyer.

                  (c) The obligation of the Company to effect the Stock Purchase is also subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of each of the following additional conditions:

                  (i) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Stock Purchase Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Stock Purchase Closing Date, except for representations and warranties that are made as of a specified date or time which shall be true and correct in all material respects only as of such specific date or time;

                  (ii) Buyer shall have performed in all material respect all obligations and agreements, and complied in all material respects with the covenants, contained in this Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date; and

                  (iii) the Company shall have received certificates of Buyer, dated as of the Stock Purchase Closing Date, signed by an executive officer of Buyer to evidence satisfaction of the conditions set forth in Section 9.01(c)(i) and (ii).

                  SECTION 9.02 CONDITIONS TO THE MERGER. The respective obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Merger Closing Date of the following conditions:

                  (i) if required by the DGCL and the Certificate of Incorporation, this Agreement and the transactions contemplated hereby shall have been adopted by the stockholders of the Company in accordance therewith;

                  (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

                  (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger (each party agreeing to use its best efforts to have any such order reversed or injunction lifted);

                  (iv) the Company shall have accepted for payment Shares tendered pursuant to the Offer;

                  (v) Buyer shall have received or be reasonably satisfied that it will receive all material consents and approvals contemplated by
         Section 4.04 in connection with the consummation of the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and the Subsidiaries as presently conducted in all material respects; and

                  (vi) Buyer shall have purchased the Buyer Shares.


                                   ARTICLE X

                                  TERMINATION

                  SECTION 10.01. TERMINATION . This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (i) by mutual written consent of the Board of Directors of each of Company and Buyer;

                  (ii) by either the Company or Buyer if the Offer Completion Date shall not have occurred by June 30, 1999 (the "OUTSIDE TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

                  (iii) by either the Company or Buyer, if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger or accepting for payment or paying for Shares in the Offer is entered by any Governmental Entity and such judgment, injunction, order or decree shall become final and nonappealable;

                  (iv) by either the Company or Buyer if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by the Company as a result of a failure of any of the conditions to the Offer set forth in ANNEX I to be satisfied or waived prior to the Expiration Date or any extension thereof;

                  (v) by the Company at any time prior to the Offer Completion Date, if Buyer or Merger Subsidiary materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect which materially adversely affects (or materially delays) the consummation of the Offer or the other Transactions, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by Buyer or Merger Subsidiary from the Company; or

                  (vi) by Buyer at any time prior to the Offer Completion Date, if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by the Company from Buyer;

                  (vii) by the Company at any time prior to the Offer Completion Date, pursuant to the second sentence of Section 6.04(b), PROVIDED that such termination under this clause (vii) shall not be effective until payment of the fee required by Section 11.04 hereof and PROVIDED, FURTHER, that this Agreement may not be terminated pursuant to this clause (vii) until the Expiration Date of the Offer; or

                  (viii) by Buyer or Merger Subsidiary at any time prior to the Offer Completion Date, if, (A) the Board of Directors of the Company shall have (i) withdrawn or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement, the Offer, the Merger or the other Transactions, (ii) approved or recommended, or proposed publicly to approve or recommend, a Takeover Proposal, (iii) caused or authorized the Company or any of its subsidiaries to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligations in Section 6.04(b), or (v) resolved or publicly disclosed any intention to take any of the foregoing actions or (B) the Advisor shall have withdrawn or modified or changed in a manner adverse to Buyer its opinion relating to the Merger Consideration.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii),
(iv), (v), (vi), (vii) or (viii) shall give written notice of such termination to the other party.

                  SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 11.04 and the Confidentiality Agreement shall survive the termination hereof and nothing herein shall relieve any party from liability for any breach of this Agreement.


                                   ARTICLE XI

                                 MISCELLANEOUS


                  SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Buyer or Merger Subsidiary, to:

                          Carreras, Kestner & Co., LLC
                          Terminal Tower
                          50 Public Square, 32nd Floor

                             Cleveland, Ohio 44113
                             Telecopy: 216-344-7631
                             Attention: Chief Financial Officer

                          with a copy to:

                             Jones, Day, Reavis & Pogue
                             North Point
                             901 Lakeside Avenue
                             Cleveland, Ohio 44114
                             Telecopy: 216-579-0212
                             Attention: Patrick J. Leddy, Esq.

                          if to the Company, to:

                             Hilite Industries, Inc.
                             1671 S. Broadway
                             Carrollton, Texas 75006
                             Telecopy: 972-242-6140
                             Attention: Samuel M. Berry, President and
                             Chief Operating Officer

                          with a copy to:

                             Parker Chapin Flattau & Klimpl, LLP
                             1211 Avenue of the Americas
                             New York, New York 10036
                             Telecopy: (212) 704-6288
                             Attention: Edward R. Mandell, Esq.



or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

                  SECTION 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms and shall be enforceable by the party entitled to the benefit thereof. Nothing contained in this Section 11.02 shall relieve any party from liability for any breach of this Agreement.


                  SECTION 11.03 AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.04. EXPENSES.

                  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. All costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Offer Documents and all SEC filing fees shall be considered to be costs and expenses of Buyer.

                  (b) (i) The Company will pay to Buyer an amount equal to $3,000,000 (the "TERMINATION FEE") in any of the following circumstances:

                           (A) This Agreement is terminated at such time that
                  this Agreement is terminable pursuant to Sections 10.01(vii) or 10.01(viii);

                           (B) This Agreement is terminated by either Buyer or
                  the Company pursuant to Section 10.01(ii), and each of the following items occurs:

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied,

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to Section 10.01(v),

                                    (3) prior to such termination, a Takeover
                           Proposal involving at least 50% of the assets of the Company and its subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Takeover Proposal, a "COMPETING PROPOSAL"), is (x) publicly disclosed or has been made directly to stockholders of the Company generally or (y) any Person (including without limitation the Company or any of its Subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal, and

                                    (4) prior to the termination of this
                           Agreement or within 12 months after the termination of this Agreement, the Company or a Subsidiary enters into a Company Acquisition Agreement providing for a Competing Proposal (any such agreement, a "COMPETING PROPOSAL AGREEMENT") or the transactions contemplated by a Competing Proposal are consummated;

                           (C) This Agreement is terminated by either Buyer or
                  the Company pursuant to Section 10.01(iv), and each of the following items occurs:

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied,

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to Section 10.01(v),

                                    (3) prior to such termination an event
                           referred to in Section 11.04(b)(i)(B)(3) (a "TAKEOVER PROPOSAL EVENT") shall have occurred, and

                                    (4) prior to the termination of this
                           Agreement or within 12 months after the termination of this Agreement, the Company or a Subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated; or

                  (D) This Agreement is terminated by Buyer pursuant to Section 10.01(vi), and each of the following shall have occurred:

                           (1) prior to such termination a Takeover Proposal
                  Event shall have occurred, and

                           (2) prior to the termination of this Agreement or
                  within 12 months after the termination of this Agreement, the Company or a subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated unless, in either case, the purchaser pursuant to such Competing Proposal Agreement or otherwise waives the breach (or failure) of the representation, warranty, covenant or agreement that constituted the basis for Buyer's termination pursuant to
                  Section 10.01(vi), so long as the Company's breach or failure was not intentional.


                           (ii) If this Agreement is terminated in circumstances
                  where a Termination Fee is then payable, then in any such case the Company will promptly, but in no event later than two Business Days after submission of a request therefor, pay Buyer up to $1,000,000 of Buyer's documented Expenses.

                           (iii) If a Termination Fee is payable pursuant to
                  Section 10.01(b)(i)(B), 10.01(b)(i)(C) or 10.01(b)(i)(D), then the Company will pay the Termination Fee to Buyer upon the signing of a Competing Proposal Agreement or, if no Competing Proposal Agreement is signed, then at the closing (and as a condition to the closing) of a Competing Proposal. Notwithstanding any other provision hereof, (A) in no event may the Company enter into a Competing Proposal Agreement unless, prior thereto, the Company has paid any amount due under Section 10.01(b) or which will become due under Section 10.01(b), (B) the Company may not terminate this Agreement under Sections 6.04(b) or 10.01(vii) unless prior thereto it has paid all amounts due under Section 10.01(b) to Buyer, (C) all amounts due in the event that this Agreement is terminated under Section 10.01(vii) or 10.01(viii) and in circumstances in which the Company has not entered into a Competing Proposal Agreement will be payable promptly, but in no event more than two Business Days after request therefor is made, and (d) all amounts due under this Section 10.01(b) will be paid on the date due in immediately available funds wire transferred to the account designated by the Person entitled to such payment.

                           (iv) This Section 11.04 will survive any termination
                  of this Agreement. For purposes of this Agreement, the term "EXPENSES" means all actual out-of-pocket fees, costs and other expenses incurred or assumed by Buyer or Merger Subsidiary or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including, without limitation, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and computer, environmental, actuarial, insurance and other consultants to Buyer or Merger Subsidiary.

                           (v) The Company acknowledges that the agreements
                  contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 11.04, and, in order to obtain such payment, Buyer or Merger Subsidiary commences a suit which results in a judgment against the Company for a fee set forth in this Section 11.04, the Company will pay to Buyer and Merger Subsidiary their documented Expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                  SECTION 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that except as provided in Section 11.02, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, (i) to one or more of its direct or indirect wholly owned subsidiaries, the right to purchase Shares pursuant to the Offer, but such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or (ii) its rights under this Agreement as collateral to the Lender, its successors and assigns, providing the Financing.

                  SECTION 11.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

                  SECTION 11.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

                  SECTION 11.08 THIRD PARTY BENEFICIARIES. No provision of this Agreement other than Sections 7.03 and 8.06 and the second sentence of Section
11.02 is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  SECTION 11.09. ENTIRE AGREEMENT. This Agreement (including any exhibits or schedules hereto), Annex A, the Stockholders Agreement and the Confidentiality Agreement, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, both written and oral. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  SECTION 11.10. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 11.11. JURISDICTION. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any Action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company, Buyer and Merger Subsidiary each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Buyer and Merger Subsidiary irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Buyer or Merger Subsidiary at their respective addresses referred to in Section 11.01 hereof. The Company, Buyer and Merger Subsidiary each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceedings brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  SECTION 11.12. KNOWLEDGE. The phrase "to the Company's knowledge" when used throughout this Agreement shall mean the actual knowledge of the officers of the Company preparing the Company Disclosure Letter after reasonable inquiry, including, without limitation, the following officers:
Samuel Berry, Daniel Brady, Roy Weigmann and Chris Curto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                HILITE INDUSTRIES, INC.



                                By: /s/ Samuel M. Berry
                                   ---------------------------------------------
                                    Name:  Samuel M. Berry
                                    Title: President and Chief Operating Officer


                                HILITE HOLDINGS, LLC

                                By: /s/ Joseph W. Carreras
                                   ---------------------------------------------
                                    Name:  Joseph W. Carreras
                                    Title: President


                                HILITE MERGECO, INC.


                                By: /s/ Joseph W. Carreras
                                   ---------------------------------------------
                                    Name:  Joseph W. Carreras
                                    Title: President

                                                                         ANNEX I



                             CONDITIONS TO THE OFFER
                             -----------------------


                  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer pursuant to the provisions of the Merger Agreement, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the Stock Purchase Closing shall not have occurred other than due to any breach of this Agreement by Buyer or Merger Subsidiary, (iv) the Company shall not have received the proceeds of the debt portion of the Financing or otherwise obtained funds sufficient to finance the Transactions except that the foregoing condition shall not apply in the event such proceeds are not received due to (x) the failure of the lenders in the Financing and Buyer to agree on definitive documentation for the Financing or (y) the failure of Buyer and/or Merger Subsidiary to receive the equity portion of the Financing, or (v) at any time on or after the date of the Merger Agreement, and on or before the Expiration Date (whether or not any Shares have heretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions shall exist (each of paragraphs (a) through (g) providing for a separate and independent condition to the Company's obligations pursuant to the Offer):

                  (a) there shall be instituted and pending by any Governmental Entity (or the staff of any HSR Authority shall have recommended the commencement of) any action or proceeding which (1) seeks to prohibit, or impose any material limitations on, Buyer's or Merger Subsidiary's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or its subsidiaries, (2) seeks to impose limitations on the ability of Buyer or render Buyer unable to accept for payment, payment for or purchase some or all of the Shares pursuant to the Offer and the Merger or the consummation of the Offer or the Merger, (3) challenges or seeks to make illegal, to delay materially or to restrain or prohibit, the making of the Offer, the consummation of the Merger or the other Transactions, or seeks to restrain or limit the ability of the Company, or renders the Company unable, to accept for payment, pay for or purchase some or all of the Shares, to consummate the Merger or the other Transactions, or seeks material damages relating to the transactions contemplated by the Offer, the Merger or the other Transactions or
(4) imposes limitations on the ability of Merger Subsidiary or Buyer or its Affiliates effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

                  (b) any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer, the Merger or the other Transactions by any Governmental Entity shall be in effect that results in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

                  (c) the Merger Agreement shall have been terminated in accordance with its terms;

                  (d) the commitment for the Financing shall be no longer in effect due to (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (vi) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the date of the Merger Agreement, or (vii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                  (e) since the Balance Sheet Date there shall have occurred any material adverse change or any event or development that has resulted in or is reasonably likely to result in, a material adverse change in the business, properties, assets, condition (financial), results of operations, liabilities or operations of the Company and its Subsidiaries, taken as a whole;

                  (f) the Company's Board of Directors (or any committee thereof) shall have (i) withdrawn, or modified or changed in a manner adverse to Buyer or Merger Subsidiary (including by amendment of the Schedule 13E-4) its recommendation of the Offer, the Merger Agreement; the Merger or the other Transactions; (ii) taken a position inconsistent with its recommendation of the Offer, the Merger Agreement or the Merger, (iii) approved or recommended any Takeover Proposal; (iv) taken any action referred to in Section 6.04(b) of the Merger Agreement that is prohibited thereby, or (v) shall have resolved or publicly disclosed an intention to do any of the foregoing;

                  (g) Buyer and the Company shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder which in the sole judgment of Buyer or Merger Subsidiary, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

                  If any condition to the Financing shall also be a condition to the Offer in this Annex I, Buyer shall use the failure to satisfy the condition set forth in this Annex I as the basis for terminating the Merger Agreement instead of clause (iii) of the first paragraph of this Annex I.

                  The parties acknowledge that the foregoing conditions are for the sole benefit of the Buyer and Merger Subsidiary and that the Company shall not assert failure of, or waive, any such condition without the prior written consent of Buyer and that if Buyer elects to waive any such condition to the Offer, the Company shall cooperate and comply with such election.

                                                                    Exhibit A


                                                       CONFIDENTIALITY AGREEMENT


Bowles Hollowell Conner & Co.
First Union Capital Markets Group
101 South Tryon Street, 40th Floor
Charlotte, North Carolina 28280


Ladies and Gentlemen:

     You have advised us that you are acting on behalf of Hilite Industries, Inc., a certain publicly traded company ("Neon" or the "Company") in its consideration of a possible sale of Neon, and you have agreed to discuss with us the possible purchase of Neon. As a condition to such discussions, you have required that we agree to keep strictly confidential all information conveyed to us regarding this matter.

     This letter will confirm our agreement with you and Neon to retain in strict confidence all information (whether oral or written) conveyed to us by Neon, its agents, or you regarding the Company, unless such information is publicly available, we can clearly establish was known to us, without any direct or indirect obligation of confidentiality, prior to your disclosure, or is or becomes available to us on a nonconfidential basis from a source other than you, Neon, or its agents, provided that such other source is not bound by a confidentiality agreement with you or Neon. We will use such information only in connection with our consideration of whether to purchase Neon and will not otherwise us it in our business or disclose it to others, except that we shall have the right to communicate the information to such of our directors, officers, advisors, and employees (if any) who are required by their duties to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to this agreement and agrees not to disclose or use such information except as provided herein. We hereby agree to be jointly and severally responsible for any breach of this agreement by our officers, directors, advisors, and/or employees or any of our representatives. In the event that we become legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the confidential information covered by this agreement, we shall provide Neon with prompt prior written notice to that effect, and we will cooperate with Neon if it seeks to obtain a protective order concerning such confidential information.

     We agree not to initiate contact, or engage in discussions, with any employee, customer, or supplier of Neon without the express prior consent of you or the Company. Unless we purchase Neon, we agree not to hire or solicit for employment any employees of Neon, without the written consent of the Company, for a period of two years from the date of this letter.

     Until the expiration of two years from the date of this letter, we will not and will insure that our officers, directors, advisors, and employees will not, without the prior written approval of the Board of Directors of the Company, (i) acquire or agree to acquire or make any proposal to acquire directly or indirectly any securities or property of the Company, or (ii) otherwise act alone, or in concert with others to seek to control or influence the management, Board of Directors, or policies of the Company.

     We acknowledge that neither Neon nor any of its directors, officers, employees, stockholders, or agents make any representation as to the accuracy or completeness of such information and that neither Neon nor any of its directors, officers, employees, stockholders, or agents shall have any liability to us as a result of our use of such information.

     We also agree that without prior consent of Neon, we and our officers, directors, advisors, and employees will not disclose to any other person that we have received such information, that we are in discussions or negotiations with you and Neon as to a possible purchase of Neon, or that the Board of Directors of the Company is contemplating a possible sale of Neon.

                                                      CONFIDENTIALITY AGREEMENT
                                                                         Page 2


     We will advise all of our directors, officers, employees, and other representatives who are informed of the matters which are the subject of this letter that U.S. securities laws prohibit any person who has material, nonpublic information concerning an issuer of publicly held securities from purchasing or selling such securities.

     We acknowledge that Neon reserves the right to reject any or all offers to acquire the Company. We further acknowledge that the Company reserves the right to discontinue discussions at any time and to conduct the process for the sale of the Company as in its sole discretion it shall determine (including without limitation, negotiating with any prospective purchasers, and entering into a definitive agreement without prior notice to us or any other person or to change any procedures relating to such sale without notice to us or any other person). We shall have no claim against the Company or any of its directors, officers, representatives, affiliates, or agents arising out of or relating to the sale of the Company other than as against them as named parties to a definitive agreement and only in accordance with the express terms and conditions thereof. We further acknowledge that we acquire no intellectual property rights based on any information provided to us hereunder and no right under any invention, patent or patent application based on any information conveyed to us in accordance with this agreement.

     In the event that we do not purchase Neon, we agree to return to you all financial and other written information provided to us relating to Neon, including any memoranda, notes, or other writings prepared by us or our representatives based on such information, together with all copies of such information in our possession or under our control to which we have access. We agree that neither Neon nor Bowles Hollowell Conner & Co. shall be obligated to pay any fees on our behalf to any brokers, finders, or other parties claiming to represent us in this transaction. Without limiting the generality of the nondisclosure agreements contained herein above, it is further understood that we are strictly prohibited by this agreement from acting as a broker or an agent using any of the confidential information provided to us.

     We acknowledge that unauthorized disclosure of such information would cause substantial and irreparable damage to the business and competitive position of the Company, and we agree that the Company shall be entitled to injunctive relief in the event of any breach or threatened breach of the terms of this letter agreement in addition to such other remedies as may be available at law or equity. The parties hereto acknowledge that any action or proceeding arising out of or relating to this letter agreement shall be determined by the United States District Court for the Northern District of Texas and this agreement shall be interpreted and construed in its entirety in accordance with the laws of the State of Delaware.


                                           Name:    Michael T. Kestner
                                                    ----------------------------

                                           Title:   Chief Financial Officer
                                                    ----------------------------

                                           Company: Carreras, Kestner & Co., LLC
                                                    ----------------------------

                                           Date:    1/22/99
                                                    ----------------------------